Exhibit 99.1

Riot Blockchain Continues to Increase Production Efficiencies and Aggressive Expansion of Bitcoin Hash Rate, Reaching 567 PH/s with Latest Purchase

Company further advances the expansion of its mining operations with additional purchase of 1,000 next-generation Bitmain S19-Pro Antminers

CASTLE ROCK, Colo., June 3, 2020 /PRNewswire/ -- Riot Blockchain, Inc. (NASDAQ: RIOT) ("Riot" or the "Company"), one of the few Nasdaq-listed cryptocurrency mining companies in the United States, has purchased an additional 1,000 next-generation Bitmain S19 Pro (110 TH) Antminers for USD $2.3 million from BitmainTech PTE. LTD. ("Bitmain"). This purchase was funded using available working capital and Riot has no long-term debt.

By Q4 2020, without any further miner purchases, Riot estimates its aggregate operating hash rate to be approximately 567 petahash per second ("PH/s") consuming 14.2 megawatts of power, assuming full deployment of the total 7,040 next-generation miners. This would represent an estimated 467% over Riot's average mining hash rate as of late 2019 and an efficiency rating of 38.6 joules per terahash ("J/TH") versus 98 J/TH in 2019. These new generation miners are expected to operate at nearly 467% of the late 2019 hash rate, utilizing only approximately a 50% increase in energy consumption.

Riot anticipates that the additional S19 Pro (110 TH) & S19 (95 TH) 3,040 miners will be deployed as received in the second half of 2020 and are estimated to represent over 56% of Riot's total hashing capacity. These miners will be deployed at Coinmint's Massena facility pursuant to the previously disclosed hosting arrangement that Riot entered as part of its continuing efforts to significantly decrease costs of production.

The May 2020 halving, the third in the network's history, means the mining reward has now been reduced from 12.5 bitcoins per block to 6.25 block rewards. Bitcoin miners continue to face pressure from the halving event which occurred in May 2020, as the event directly affected mining revenues. Mine operators that failed to upgrade to more efficient mining rigs and / or secure cheaper power may succumb to the negative effects of the halving event. In 2020, Riot reinforced its confidence in bitcoin by focusing on bitcoin mining and further investing in a full upgrade & expansion of its mining fleet with the objective of increasing operational efficiency and performance in the post-halving mining environment.

By advancing on these goals with the most energy efficient miners available, Riot has established a more strategically advantageous position relative to less efficient competition. Coupled with the unique ability to efficiently access the capital markets as a Nasdaq-listed company, Riot is positioned to operate more effectively post-halving and create value for its shareholders.

About Riot Blockchain

Riot Blockchain (NASDAQ: RIOT) specializes in cryptocurrency mining with a focus on bitcoin. Riot also holds non-controlling investments in blockchain technology companies. Riot is headquartered in Castle Rock, Colorado, and the Company's primary mining facility is located in Oklahoma City, Oklahoma. For more information, visit www.RiotBlockchain.com.

Safe Harbor

The information provided in this press release may include forward-looking statements relating to future events or the future financial performance of the Company. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Words such as "anticipates," "plans," "expects," "intends," "will," "potential," "hope" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon current expectations of the Company and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties. Detailed information regarding factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release relating to the Company may be found in the Company's periodic filings with the Securities and Exchange Commission, including the factors described in the sections entitled "Risk Factors," copies of which may be obtained from the SEC's website at www.sec.gov. The Company does not undertake any obligation to update forward-looking statements contained in this press release.

For further information, please contact:

Gateway Investor Relations

Matt Glover and Charlie Schumacher

Telephone: 949-574-3860

Email: RIOT@gatewayir.com